Exhibit 5.1
September 18, 2017

Nutanix, Inc.
1740 Technology Drive, Suite 150
San Jose, California 95110

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:
We have examined the Registration Statement on Form S‑8 (the “Registration Statement”) to be filed by Nutanix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 7,731,826 shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2016 Equity Incentive Plan and 1,546,365 shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2016 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Class A Common stock are referred to herein as the “Shares”). As your legal counsel, we have reviewed the actions taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plans and pursuant to the agreements related thereto.
It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.